AMENDMENT OF ARTICLES OF INCORPORATION

OF

STRONG HERITAGE RESERVE SERIES, INC.

		The undersigned Vice President of Strong Heritage Reserve Series, Inc. (the
"Corporation"), hereby certifies that in accordance with Section 180.1002 of the Wisconsin Statutes, the following Amendment was duly adopted to create
Strong Step 1 Money Fund as an additional class of Common Stock:

	"Paragraph A of Article IV is hereby amended by deleting Paragraph A thereof and inserting the following as a new paragraph:

	'A.	The Corporation shall have the authority to issue an indefinite number of shares of Common Stock with a par value of $.00001 per share. Subject to the following paragraph the authorized shares are classified as follows:

			Class						                        Authorized Number of Shares

		Strong Heritage Money Fund			           Indefinite
		Strong Step 1 Money Fund					           Indefinite'''

		This Amendment to the Articles of Incorporation of the Corporation was
adopted by the Board of Directors on January 16, 1998 in accordance with
Section 180.1002 and 180.0602(2) of the Wisconsin Statutes.  Shareholder
approval was not required.

		Executed in duplicate this 20th day of January, 1998.


						STRONG HERITAGE RESERVE SERIES, INC.



						By:  	/s/ Stephen J. Shenkenberg
						      Stephen J. Shenkenberg, Vice President

This instrument was drafted by:

John S. Weitzer
Strong Capital Management, Inc.
100 Heritage Reserve
Menomonee Falls, Wisconsin 53051